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                                                                   Exhibit 10.21

Execution Copy

                        INDEPENDENT CONTRACTOR AGREEMENT

     This Agreement (the "Agreement") dated as of June 30, 1998 is entered into by and between Radio Unica Network, Inc. ("RUN") having a business address at 8400 N.W. 52nd Street, Miami, Florida 33166 and Dra. Isabel, Inc., a Florida corporation ("Company") having an address at 5851 N. Bayshore Drive, Miami, Florida 33137 and furnishing the services of Isabel Gomez Bassols ("Isabel") hereunder.

     The parties agree as follows:

     Section 1. Term: RUN agrees to retain Company to cause Isabel to provide the Services (as defined in Section 2 below) upon the terms and conditions set forth herein for a three (3) year period ("Initial Term") commencing as of June 1, 1998, unless sooner terminated pursuant to the terms set forth herein, subject to renewal at the end of the Initial Term by written agreement of the parties. Each such "year" period shall require Services during fifty (50) weeks of the subject year, with Services during two (2) of the fifty (50) weeks to be performed, at the Company's choice, from a destination in the United States selected by the Company (currently anticipated to be Boston, Massachusetts), as referenced in Section 10 below. The Initial Term and any renewal terms are collectively referred to herein as the "Term." The Company agrees to cause Isabel to serve in such capacity and perform the Services during the Term upon the terms and conditions set forth herein.

     Section 2. Services:

     (a) Program Description. The "Program," as such term is used herein, shall mean a 1ive, spanish only language radio program of a duration of up to but no more than two (2) hours to be broadcast by RUN on a daily basis, Monday through Friday, containing subject matter relating to psychology and family counseling and including advice on particular topics selected by Isabel (subject to Section 2(e) below) and discussions with callers who "call-in" to speak with Isabel during the

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Program. The Program name, "Dra. Isabel," which name is owned by Company and/or Isabel, shall not be used as the name for Program (or for an RUN program similar to the Program) following the Term; provided that such name may be used after the Term as the name for Program Episodes created during the Term that are rebroadcast after the Term. Nothing contained in this Agreement shall be construed so as to prevent Isabel from, after termination of this Agreement (and after any applicable non-competition period, as provided in and subject to Section 9 below), marketing and rendering her services as a host for radio program(s) containing subject matter relating to psychology and family counseling and including discussions with callers who "call-in" to speak with the host or to prevent RUN from, after termination of this Agreement, broadcasting such a program with host(s) other than Isabel (without use of Isabel's name or the name "Dra. Isabel").

     (b) Description of Services. During the Term, the Company shall cause Isabel to provide the following services (the "Services") to RUN:

          (A) Services as host of the Program (requiring Isabel's presence, in-person, at each broadcast of the live Program) and preparation, investigation, writing and research therefor;

          (B) Scheduling, developing, organizing and conducting any and all reasonable and customary activities necessary to assist the Program's executive producer and/or other RUN designee(s) in pre-producing, producing, researching and developing subject matter for, and broadcasting, the Program;

          (C) Attending certain promotional appearances to promote the Program, as referenced in Section 2(d) below; and

          (D) Providing any other reasonable and customary services requested by RUN in connection with, or as necessary and appropriate to accomplish, pre-production, production, preparation, investigation, research, writing and development of subject matter for, and hosting of the Program broadcasts by Isabel, and generally, in connection with, the Program broadcasts.

     (c) Delegation of Services. It is understood and agreed by the parties that, for Services other than Services as host of the Program and Services for promotional appearances (which Services as host and for promotional appearances shall be performed by Isabel personally), Isabel may perform such Services by delegating certain tasks to RUN staff assigned to assist Isabel with such tasks, it


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being understood that, notwithstanding any such delegation, Isabel shall remain responsible for ensuring the Services are properly performed. During the Term, RUN agrees to make available to Isabel at least one staff person to provide such assistance to Isabel on a nonexclusive, as needed basis.

     (d) Time, Location for Services; Promotional Appearances.

          (i) The Company shall cause the Isabel to be available to provide Services at each live Program broadcast (which live broadcasts are currently scheduled to occur from 1:00 p.m. to 3:00 p.m., E.S.T., Monday through Friday, at RUN's studios located in Miami, Florida) and at such other times and places as RUN shall designate in order to provide the Services hereunder, it being understood that (A) said time slot and the details regarding the format of the Program referenced in section 2(a) above are subject to change only by mutual agreement of the parties, which agreement shall not be unreasonably withheld (it being understood that (l) Company's withholding agreement to a proposed new time slot between and including 9:00 a.m. and 6:00 p.m. EST for any reason other than conflict between the proposed new time slot and Isabel's employment with Miami-Dade County Public Schools or Isabel's private psychologist practice shall be deemed "unreasonable" and (2) minor changes to the Program format and to format details other than those referenced in Section 2(a), such as, by way of example and not limitation, changes in music broadcast during the Program or the duration of certain Program segments, shall not require approval of Company but shall only require RUN's consultation with, and consideration of comments from, Company) and (B) that RUN shall consult with the Company in connection with scheduling Services, including promotional appearances by Isabel, at any such other times and places to prevent conflict with Isabel's employment with Miami-Dade County Public Schools for so long as such employment relationship is in place during the Term. Any changes to the nature of the Services and the Program broadcast location of Miami, Florida shall require the prior approval of the Company. Notwithstanding anything to the contrary contained herein, the parties agree that in the event that Company disagrees with such an RUN-proposed time slot change or format change, following written notice by company to RUN of such disagreement and a period of ten (10) business days after receipt by RUN of such notice absent withdrawal by RUN of the proposed time slot change or format change, Company may terminate this Agreement by delivering written notice to RUN within ten (10) business days after the end of such 10-day period (in the event that Company does not so terminate this Agreement, the proposed change shall be deemed approved by Company and Isabel). Termination as referenced in the immediately preceding sentence shall not be a for "Cause"

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termination (as defined Section 5(a) (i)) and, following any such termination, the parties shall be released of any obligations hereunder except for RUN's obligation to pay to Company any unpaid compensation earned by Company hereunder through the date of termination.

          (ii) The Company shall cause Isabel to be available for and attend at least three (3) promotional appearances per calendar quarter at no additional cost to RUN, scheduled at the request of RUN subject to subpart (i) (B) immediately above. RUN and Company agree that such promotional appearances per calendar quarter are non-cumulative (such that, for example, if only two (2) promotional appearances are scheduled during a calendar quarter, the number of above-referenced appearances for the next calendar quarter shall continue to be three (3), and shall not be four (4)). If such appearances (or any other Services, including those referenced in Section 10 below) require airplane travel to locations outside Miami, Florida, RUN shall pay for roundtrip airfare for Isabel at the next available class above coach class as well as for single accommodations if the trip includes an overnight stay (except that accommodations will not be provided in connection with the two week trip referenced in Section 10 below).

          (iii) The Company shall cause Isabel to adhere to all policies and procedures of RUN that may be generally applicable to all contractors of RUN who provide services similar to those provided hereunder (and that do not conflict with the terms of this Agreement and only if and to the extent applied consistently by RUN among all such contractors), whether in effect as of the date of this Agreement or adopted by RUN during the Term (subject to Section 2(e) (iii)), following receipt of copies of those policies and procedures. The Company shall cause Isabel to refrain from making statements which tend to place RUN or its sponsors, advertisers or employees in disparagement or false light.

     (e) Decisions Regarding Program Subject Matter, Format.

          (i) Subject to subpart (iii) of this Section 2(e), in the event that RUN provides notice to the Company of any particular subject matter that shall not be addressed or discussed on the Program, the Company shall cause Isabel not to, following receipt of said notice from RUN, address or discuss (or allow to be addressed or discussed) such subject matter on the Program. The Company shall cause Isabel to provide to RUN a description of the subject matter for upcoming Program broadcasts and promptly upon any request therefor by RUN.

          (ii) In the event that RUN provides notice to Isabel of any subject matter (including, without limitation, references by Isabel to certain commercial sponsors, advertisers or entities or events related to RUN or the Program or voice-overs, vignettes or promotional mentions by Isabel that refer to any of such


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parties or events requested by RUN, subject to the limited prior approval rights of the Company in Section 4(a) below with respect to certain of such references) that RUN wishes to be referred to, addressed and discussed on the Program or of any other requests of RUN with respect to Program format (provided that changes in Program format shall be subject to Section 2(d) above), the Company shall cause Isabel to, promptly following receipt of said notice from RUN, comply with RUN's request(s) in any such notice.

          (iii) It is acknowledged and agreed by the parties that, as a licensed psychologist, Isabel must be in a position to offer advice on the Program consistent with her professional analysis and opinions and that the terms of this Section 2(e) will not be construed or applied to require her to modify her professional analysis or opinions. RUN and Company agree that in the event that Isabel or Company determines in its reasonable discretion that any subject matter requested by RUN would result in damage to Isabel's reputation or a violation of any professional or ethical standard or codes of Isabel's licensing or association as set forth in Exhibit B, then Isabel or Company shall provide written notice thereof to RUN. If within ten (10) business days after receipt of such written notice (or, if the request relates to subject matter for a Program broadcast during such 10-day period, if prior to said broadcast), RUN fails to withdraw said request, then Company may terminate this Agreement thereafter by written notice to RUN within ten (10) business days after the end of such 10-day period, or sooner if the request relates to subject matter for a Program broadcast during such 10-day period (in the event that Company does not so terminate this Agreement, the request shall be deemed approved by Company and Isabel). Termination as referenced in the immediately preceding sentence shall not be a for "Cause" termination (as defined Section 5(a)(i)) and, following any such termination, the parties shall be released of any obligations hereunder except for RUN's obligation to pay to Company any unpaid compensation earned by Company hereunder through the date of termination.

     (f) Communications Act. The Company represents and warrants that Isabel has not accepted nor agreed to accept and will not accept nor agree to accept, directly or indirectly, from any third party any money, service or other consideration for the inclusion of any material as a part of any Program and that Isabel will comply with the provisions of Section 508 of the Communications Act of 1934, as amended, during broadcast of the Program.

     Section 3. Compensation:

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     (a) Compensation Amount. As compensation for the Services hereunder, RUN shall pay to the Company the following amounts: during each of the first, second and third year of the Initial Term, compensation of $45,000. This amount is referred to below as the applicable "Compensation Amount" for the relevant portion of the Term. Said amounts shall be payable to Isabel as set forth in
Section 3(b) below.

     (b) Payment Schedule for Compensation Amount. Conditioned upon Isabel's full and faithful performance of all terms of this Agreement to RUN's reasonable satisfaction, the applicable Compensation Amount shall be payable to the Company each month in bi-monthly installments of $1,875 during each of the first, second and third year of the Initial Term.

     (c) Commissions; Revenue From International Sales.

          (i) The Company will also receive as compensation seven and one-half (7 1/2) percent of the "Net Profit" from the Program generated during the Term, as defined in Exhibit A attached hereto and incorporated herein (collectively, "Commissions"). Commissions in excess of the monthly installments of the Applicable Guaranteed Minimum, referenced below, for any month will be payable monthly, in arrears based upon the Net Profit for the previous month, together with a statement referencing the source and calculation of the amounts so paid. The Company shall be entitled to minimum Commissions of $40,000 during the first year of the Initial Term, $80,000 during the second year of the Initial Term and $110,000 during the third year of the Initial Term (each, the "Applicable Guaranteed Minimum" for the applicable year of the Initial Term). Payments of the Applicable Guaranteed Minimum will be paid in bi-monthly installments of $1,666.67 during the first year of the Initial Term, $3,333.33 during the second year of the Initial Term and $4,583.33 during the third year of the Initial Term. Upon execution of this Agreement, RUN shall pay to the Company Commissions in the amount of $20,000 (a pro-rated portion based upon an annual Applicable Guaranteed Minimum of $40,000 for six (6) months) in recognition of and for Program broadcasts during January 1998 through June 1998. This amount shall not be applied against any Applicable Minimum during the Term.

          (ii) The Company will also receive as compensation seven and one-half (7 1/2) percent of any net revenues (defined as revenues less any commissions payable to agencies or salespersons procuring the subject sale) received by RUN for the sale and purchase during the Term (by a "Purchaser") of the Program for broadcast in


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geographical locations outside of the United States and Puerto Rico
("International Program Sale Revenue"), which sales may be negotiated and made during or after the Term in RUN's sole discretion (it being understood that RUN shall have no obligation to seek or enter into any such sales); provided that
(A) a trade or barter arrangement with a Purchaser or (B) a purchase that is packaged with other RUN programs such that the purchase price for the Program is not segregated in the total purchase price, shall not result in any International Program Sale Revenue or any percentage compensation to the Company or Isabel. Any such amounts shall be payable to the Company within ten (10) business days after receipt by RUN together with a statement referencing the source and calculation of such amounts.

          (d) Book(s) Written By Isabel. Isabel may, during the Term, promote or otherwise use her association with RUN under this Agreement (at her cost, unless otherwise agreed to by RUN) in connection with, books written, in whole or in part, by Isabel, subject to the prior approval of RUN, which approval shall not be unreasonably withheld, with respect to the particular book(s) and particular use(s) of such association. In the event that RUN does not provide said approval for such a book or in the event that Company and Isabel elect not promote or otherwise use Isabel's association with RUN (in the manner referenced in the parenthetical in the next sentence or otherwise) in connection with such a book, this Section 3(d) shall have no force and effect, neither the Company nor Isabel shall have any obligation to RUN for compensation of or relating to the book and Isabel and Company shall not use (in the manner referenced in the parenthetical in the next sentence or otherwise) Isabel's association with RUN to promote the book. For any such book(s) in connection with which Isabel's association with RUN is so used (such as, by way of example and not limitation, use of the association through references, agreed to by RUN, to the subject book during the Program, through references to RUN in printed material in or related to the book(s) or through promotional spots for the subject book by RUN on certain stations in its network at no or reduced cost to Isabel, the content and frequency of which will be agreed to by the parties in the event that RUN provides said approval), RUN will receive thirty (30) percent of any net profits (with the calculation of "net profits" to be agreed upon by the parties) generated during the Term and during the twelve (12) month period immediately following the Term by or in connection with sales of such book(s) and other income-producing activities, if any, related to such book(s). RUN shall receive such amounts within ten (10) business days after receipt by the Company, Isabel or any affiliated entity together with a statement referencing the source and calculation of such amounts.

          (e) Audit Rights. In connection with the amounts payable to each party under Sections 3(c) and 3(d) above, each party (the "requesting party") shall have the right to audit, no more than one (l) time per year, the books and records of the other party relating to the calculation of such amounts, upon reasonable prior notice to the other party, during regular business hours at the party's place of business and at the

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requesting party's cost; provided that (i) if the audit reveals a three (3)
percent or greater underpayment to the requesting party, then the reasonable audit costs of the requesting party will be paid by the other party (and the other party shall promptly deliver any underpayments to the requesting party) and (ii) any audit performed hereunder with respect to the accuracy of any payments shall be performed, and any claims for additional payments shall be raised, only during the one (1) year period following the date such amounts were due hereunder.

     Section 4. Ownership of and Rights to Program:

     (a) No Ownership Interest; Authorization for Use of Name, Voice, Performances and Services. Neither the Company nor Isabel shall have any ownership interest in the Program or any Program materials, marks or concepts created or owned by RUN, or any portion thereof. Said items shall be owned by RUN, and RUN shall have the right to exploit any or all of said materials in any form, manner or media (subject to (A) Section 2(e) (iii) and (B) the condition that no Program materials shall be exploited via the medium of television without the express written consent of Isabel or the Company) throughout the world during and after the Term, as between the parties hereto, in RUN's sole discretion, without limitation and without any further consideration to the Company or Isabel except the consideration to Company specifically referenced herein. The Company's or Isabel's ownership rights to Isabel's name and "Dra. Isabel" (which are hereby licensed to RUN for use in connection with the Program Episodes created during the Term) and Isabel's voice, performances and services hereunder and the results and proceeds of those performances and services may be so exploited by RUN for profit or otherwise by any means or method (subject to (A) Section 2(e) (iii) and (B) the condition that no Program materials shall be exploited via the medium of television without the express written consent of Isabel or the Company) throughout the world. The Company and Isabel hereby acknowledge and agree that each is a contractor "for hire" hereunder and that (except as specifically referenced in Section 3(c) above which provides for payment of certain amounts to the Company), RUN is the owner of (i) said results and proceeds, (ii) the right to use and to permit others to use Isabel's name, voice, and biographical material for and in connection with use of said results and proceeds (it being understood that said right is exclusive to RUN only as to said result and proceeds and subject to (A) Section 2(e) (iii) and
(B) the condition that no Program materials shall be exploited via the medium of television without the express written consent of Isabel or the Company) and
(iii) all rights of every kind and nature in and to said results and proceeds (subject to (A) Section 2(e) (iii) and

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(B) the condition that no Program materials shall be exploited via the medium of television without the express written consent of Isabel or the Company). In the event that RUN wishes to use said materials and results and proceeds in connection with a commercial sponsor, advertiser or other party, RUN shall have the right, in its sole discretion (subject to the conditions set forth herein), to do so; provided that should Isabel be asked to provide additional services or appearances specifically in connection with said sponsor, advertiser or other party, then Company's prior approval and agreement to said additional services and appearances, which approval shall not be unreasonably withheld, and compensation, as mutually agreed by the parties, for said services and appearances shall be required (subject to Section 2(d) above regarding certain promotional appearances). The parties acknowledge and agree that the references mentioned in the parenthetical in Section 2(c) above shall not constitute "additional services or appearances specifically in connection with the sponsor, advertiser or other party," as such phrase is used in the immediately preceding sentence, unless such references are in the form of pre-recorded commercial advertisements by Isabel for a sponsor, advertiser or other party that are greater than thirty (30) continuous seconds in length, which advertisements are aired during advertising time or commercial breaks, not within the context of the Program.

     (b) Sole Host of Program. The Company acknowledges and agrees that, during the Term, additional Program host(s) may be retained by RUN (such that the Program has more than one host) provided that the Company and RUN mutually agree to retain additional host(s) and provided that the Company's agreement thereto shall not be unreasonably withheld. If additional Program host(s) are retained in accordance with the immediately preceding sentence, Isabel will amicably and effectively work with said other persons (and other RUN designee(s)) to host and broadcast the Program. Notwithstanding anything to the contrary contained herein, the parties agree that in the event that Company disagrees with an RUN-proposed addition of host(s), following written notice by Company to RUN of such disagreement and a period of ten (10) business days after receipt by RUN of such notice absent withdrawal by RUN of the proposed addition, Company may terminate this Agreement by written notice delivered to RUN within ten (10) business days after the end of such 10-day period (in the event that Company does not so terminate this Agreement, the proposed addition shall be deemed approved by Company and Isabel). Termination as referenced in the immediately preceding sentence shall not be a for "Cause" termination (as defined Section 5(a) (i)) and, following any such termination, the parties shall be released of any obligations hereunder except for RUN's obligation to pay to Company any unpaid compensation earned by Company hereunder through the date of termination.

     Section 5. Termination:

     (a) For Cause.

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          (i) RUN may terminate this Agreement at any time during the Term for
Cause upon notice thereof to the Company. For the purposes of this Agreement, "Cause" shall mean (A) the Company's or Isabel's breach of this Agreement (includ ing, without limitation, Isabel's failure to provide Services during the Term); (B) Isabel's acts of moral turpitude or crimes that constitute felonies whether or not in connection with her contractor relationship hereunder or the Services hereunder; (C) a material change in Isabel's voice such that it is no longer appropriate or desirable for radio broadcasts or (D) failure by Isabel to perform her Services for a period in excess of twenty (20) consecutive days, or such other period prescribed by applicable law, during the Term, whether as a result of disability or otherwise.

          (ii) Upon termination of this Agreement under this Section 5(a), RUN's sole obligation following termination shall be to pay to the Company any unpaid portion of the applicable Compensation Amount (pursuant to Section 3 above) then due and payable to the Company, prorated for any partial payment period through the termination date.

     (b) No Guarantee of Retention. Consistent with the provisions in this
Section 5 above that provide for early termination of this Agreement, this Agreement is not intended to and does not guarantee or assure RUN's engagement or retention of Isabel through the end of the Term or so long as the Program is broadcast and any such guarantee or assurance is hereby expressly disclaimed. Any termination in accordance with this Section 5 is in addition to any other rights the terminating party may be entitled to by the terms of this Agreement or by law.

     (c) Pay or Play. Nothing herein shall be deemed to obligate RUN to use Isabel's services hereunder, and RUN shall have fully discharged its obligations by providing the compensation specified hereunder, subject to RUN's termination rights under this Section 5.

     Section 6. Indemnification:

     (a) By The Company. The Company hereby agrees to indemnify and hold harmless RUN and its respective directors, officers, agents and employees, from and against any damages, losses, claims, suits or liabilities or actions, and reasonable expenses as incurred (including the expense of investigation and preparation and reasonable feed and disbursements of RUN and such persons' counsel) resulting from Isabel's gross negligence or willful misconduct hereunder or the Company's or

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Isabel's breach of this Agreement. The foregoing agreement shall be in addition to any rights that RUN or any indemnified person may have at common law or otherwise.

     (b) By RUN. RUN hereby agrees to indemnify and hold harmless the Company and Isabel from and against any damages, losses, claims, suits or liabilities or actions, and reasonable expenses as incurred (including the expense of investigation and preparation and reasonable fees and disbursements of the Company or Isabel and their counsel) resulting from RUN's gross negligence or willful misconduct hereunder or RUN's breach of this Agreement. The foregoing agreement shall be in addition to any rights that the Company or Isabel may have at common law or otherwise.

     Section 7. Confidentiality:

     (a) The Company acknowledges and agrees that (i) all of RUN's Confidential Information (as defined below) is the property of RUN, (ii) the Company and Isabel shall have no right to use any Confidential Information except in connection with the business of RUN and (iii) the Company and Isabel will have access to and will use the Confidential Information in connection with the relationship with RUN hereunder.

     (b) The Company and Isabel shall not, directly or indirectly, use, disseminate or disclose to third parties any Confidential Information. Upon expiration or termination of the Term, all documents, records and other information containing Confidential Information shall be returned to RUN.

     (c) For the purposes of this Agreement, "Confidential Information" shall mean any non-public (so long as the information was not made public through release of the information by Isabel to third parties in violation of this
Section 7) or proprietary information or trade secrets of RUN or any affiliate of RUN, including without limitation, personnel information, financial information, customer lists, rate cards, revenue data, supplier lists, ownership information, plans, analyses, trade secrets, licenses, copyrights and trademarks, management agreements, know-how, marketing plans, leases and computer software and any other processed or collected data.

     (d) Any Confidential Information acquired by the Company or Isabel prior to the date of this Agreement or in the future for with respect to RUN will be received and held in confidence and as a fiduciary with respect to RUN. The Company and Isabel hereby assign to RUN any rights each may have or acquire in RUN Confidential Information in performance of Services hereunder.



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     (e) RUN may open mail/correspondence addressed to Isabel and received by
RUN (with copies accessible to the Company at Company's request) and may answer or cause to be answered any such correspondence. RUN shall forward to Isabel or Company unopened any mail addressed to Isabel or Company marked "personal" or "confidential." RUN and Company shall cooperate to assure than any correspondence received by RUN seeking psychological advice or counseling be responded to, if at all, only with an effective recommendation that the correspondent seek competent professional assistance, not with substantive advice; provided that if a response contains substantive advice other than merely such recommendation, the advice will only be provided by qualified psychological professionals. RUN shall have no obligation to retain professionals for this purpose.

     Section 8. Representations and Warranties: The Company represents and warrants that it is a corporation in good standing in the State of Florida; that it has the full authority and right to enter into this Agreement and to cause Isabel to provide the Services hereunder; that Isabel has the full authority and right to perform the Services hereunder and is not subject to any non-competition restrictions imposed by third parties as of the date of this Agreement; that Isabel is proficiently qualified and skilled to perform the Services hereunder and that she possess (and will maintain in good standing) the professional licenses, certifications and/or degrees listed on Exhibit B attached hereto and incorporated herein, which licenses, certifications and/or degrees are related to the type of Services and/or the nature of the Program described herein.

     Section 9. Exclusivity and Non-Competition:

     (a) The Company acknowledges the competitive nature of RUN's business and that the goodwill and patronage of RUN's customers, advertisers and sponsors and RUN's ratings from its broadcast audience constitute legitimate business interests of RUN and are substantial assets of RUN, having been acquired through time, expense and effort and that the Company and Isabel will have access to, work with and become familiar to such customers, advertisers, sponsors and audience during the Term.

     (b) Accordingly, in consideration of the execution of this Agreement, the Company shall cause Isabel not to:

     (A) (i) during the Term, provide, in any capacity, directly or indirectly, services as a producer, host, performer or consultant on any such matters to or


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     for any spanish language radio network business that broadcasts in such geographic markets where RUN's radio network broadcasts during the Term or which may conflict with the full and faithful performance of Isabel's Services for RUN or (ii) for a period of six (6) months after termination of this Agreement for Cause (except for the Cause referenced in Section 5(a) (i) (C) above and the Cause referenced in Section 5(a) (i) (D) above if, and only if, the Cause in subpart (D) is as a result of Isabel's disability or illness which is outside of her control), provide, in any capacity, directly or indirectly, services as a producer, host, performer or consultant on any such matters to or for any spanish language radio network business that broadcasts in any of the top ten hispanic geographic markets as of the date of termination of this Agreement (for purposes of this Agreement, "top ten hispanic geographic markets" shall mean the ten metropolitan areas with the greatest population of hispanics, as reported by the most recent United States Census report) and, accordingly, Isabel shall not, during the applicable time period, perform on any such spanish language radio network; or

     (B) during the Term and for a period of six (6) months after termination of this Agreement for Cause (except for the Cause referenced in Section 5(a)(i)(C) above and the Cause referenced in Section 5(a) (i) (D) above if, and only if, the Cause in subpart (D) is as a result of Isabel's disability or illness which is outside of her control), except on RUN's behalf, solicit or cause to be solicited for or on behalf of third parties any customers of RUN or any of its affiliates or any entities or individuals that were customers of RUN or any of its affiliates at any time during Isabel's contractor relationship hereunder; or

     (C) during the Term and for a period of six (6) months after termination of this Agreement for Cause (except for the Cause referenced in section 5(a)
     (i) (C) above and the Cause referenced in Section 5(a)(i)(D) above if, and only if, the Cause in subpart (D) is as a result of Isabel's disability or illness which is outside of her control), retain or cause to be retained by third parties any persons who were employees or contractors of RUN or any of its affiliates within the six (6) month period preceding the termination or thereafter.

     (c) Notwithstanding the foregoing, the provisions of this Section 9 shall not restrict Isabel if any of the restrictions contained in this Section 9 should be deemed to be unenforceable by a court by reason of their extent, duration or geographic scope or otherwise. In such case, the court making such determination shall have the right to reduce such extent, duration, geographic scope or other provisions, and in its reduced form, this Section 9 shall then be enforceable in the manner contemplated.

     Section 10. Services From Vacation Destination; Holidays. Isabel shall, during two (2) weeks of each fifty (50) week work year during the Term, have the right to host Program(s) and provide Services from a destination of her choice in the United States (currently anticipated to be Boston, Massachusetts), subject to the mutual agreement of the parties as to the scheduling of such two
(2) week period as well as to the scheduling of the other two (2) week period during each such fifty two (52) week year when Isabel will not provide Services (it being understood by RUN, Isabel and Company that such scheduling shall be completed consistent with the effective discharge of the Company's Services and the general practices and policies of RUN applicable to independent contractors of RUN of a status similar to Isabel's status). Isabel shall not be required to provide Services on federal holidays; provided that Company shall cause Isabel be available to pre-tape a Program Episode or otherwise provide Services in advance of the federal holiday so that non-provision of Services by Isabel on any federal holiday will not interrupt or affect the Program schedule.

     Section 11. Survival; Injunctive Relief. The provisions of this Section 11 and Sections 3(d), 3(e) 4, 5, 6, 7, 9, 13 and 14 hereof shall survive termination of this Agreement. Isabel's Services hereunder are of a unique, unusual and special nature, and of a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law and that a breach by the Company or Isabel will cause RUN irreparable injury and damage. In the event that the Company or Isabel breaches the provisions said sections, in addition to the other remedies at law or in equity that may be available to RUN, the Company and Isabel acknowledge and agree that RUN shall have grounds for injunctive relief in addition to any other relief that may be available to RUN.

     Section 12. Entire Agreement; Waiver; Severability: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All other previous agreements or writings are therefore superseded. Any waiver of a party's breach of any provision of this Agreement shall not be taken, construed, or held to be a waiver for any breach thereafter or any other provision hereof. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Florida law. However, if any provision of the Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in force as if the invalidated provision did not exist.

         Section 13. Jury Waiver; Attorneys' Fees: Each party hereto knowingly, voluntarily and intentionally waives the right that it may have to a trial by jury with respect to any actions arising out of or in connection with this Agreement or Isabel's independent contractor relationship hereunder. In any action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' and paralegal fees, costs and expenses, including fees and costs at the appellate level, in addition to any other relief to which it may be entitled.

     Section 14. Choice of Law, Venue, Notices: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The venue for any actions arising out of this Agreement shall be courts located in Miami-Dade County, Florida; provided that at the request of either RUN or Company, any such actions shall be resolved by final and binding arbitration administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. Any written notices hereunder shall be sent to the respective parties at the addresses first set forth above.

     Section 15. Modification; Assignment: No modification of any terms of this Agreement shall be effective unless in writing and signed by both parties to this Agreement. This Agreement for personal services may not be assigned by the Company but may be assigned by RUN, without limitation.

     Section 16. Counterparts: This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

     Section 17. Independent Contractor Status:

     (a) No Joint Venture, Partnership, Employment or Agency Relationship. The parties intend for this Agreement to create an independent contractor relationship. Nothing herein shall be construed as creating a joint venture, partnership, employment or agency relationship between the parties. Accordingly, except as expressly provided in this Agreement, no party to this Agreement has the authority, implied, apparent or expressed, to lawfully bind the other with respect to any matter.

     (b) End Results, No Withholding of Taxes, No Benefits. RUN is interested in the results to be achieved by this Agreement, and the Company will have the power to select the means and methods of performing the work required hereunder, with instructions from RUN as to the end results to be accomplished. RUN shall not withhold, report or pay so-called withholding taxes with respect to the compensation payable hereunder. Pursuant to the Florida Worker's Compensation Act, RUN will not provide worker's compensation insurance to Isabel. Isabel shall not be eligible for participation in any of RUN's employee or fringe benefit programs that RUN may maintain for its employees.

Radio Unica Network, Inc.                    Dra. Isabel, Inc.

By: /s/ Steven E. Dawson                     /s/ Isabel Gomez Bassols
------------------------                     ------------------------
                                             Isabel Gomez Bassols

Date: June 30, 1998                          Date: June 30th, 1998
     ------------------                            ----------------

The undersigned, Isabel Gomez Bassols, by her signature below, agrees to cooperate with Dra. Isabel, Inc. to provide the personal Services referred to in this Agreement, to be subject to any restrictions or obligations applicable to her individually in the Agreement, such as non-competition restrictions and confidentiality obligations, and to individually make the acknowledgements and representations in the Agreement, such as the acknowledgments in Section 4 regarding ownership of and rights to the Program.

/s/ Isabel Gomez Bassols
------------------------
Isabel Gomez Bassols

Date: June 30th 1998
      --------------
                                                                   MIA4-624488.5